Exhibit 5.1

Laura Berezin

T: +1 650 843 5128

lberezin@cooley.com

May 22, 2017

Ovid Therapeutics Inc.

1460 Broadway, Suite 15044

New York, NY 10036

Ladies and Gentlemen:

You have requested our opinion, as counsel to Ovid Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 4,110,048 shares (the “2014 Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”), (ii) 3,052,059 shares (the “2017 Plan Shares”) of Common Stock pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), and (iii) 279,069 shares (the “ESPP Shares,” and together with the 2014 Plan Shares and 2017 Plan Shares, the “Shares”) of Common Stock pursuant to the Company’s 2017 Employee Stock Purchase Plan (the “ESPP,” and together with the 2014 Plan and the 2017 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Ovid Therapeutics Inc.

May 22, 2017

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Laura A. Berezin
Laura A. Berezin

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM